Exhibit 99.1

Global Partners Reports Second-Quarter 2018 Financial Results

WALTHAM, Mass.--(BUSINESS WIRE)--August 9, 2018--Global Partners LP (NYSE: GLP) today reported financial results for the second quarter ended June 30, 2018.

“We completed the first half of 2018 with a solid second quarter,” said President and CEO Eric Slifka. “We continue to execute on our strategy to expand our retail gasoline business with the July acquisitions of Champlain and Cheshire, which added 136 sites, including 62 owned properties. The location of these stations in Vermont and New Hampshire allow us to leverage our terminal assets in Albany, N.Y. and Burlington, Vt. and drive economies of scale.”

For the second quarter of 2018, net income attributable to the Partnership was $6.4 million, or $0.19 per diluted limited partner unit, compared with net income attributable to the Partnership of $2.4 million, or $0.07 per diluted limited partner unit, for the same period of 2017. Earnings before interest, taxes, depreciation and amortization (EBITDA) was $53.1 million in the second quarter of 2018 compared with $51.3 million in the year-earlier period. Distributable cash flow (DCF) was $21.0 million in the second quarter of 2018 versus $21.8 million in the comparable period of 2017. These results included a $3.0 million loss on sale and disposition of assets in the second quarter of 2018 and a $2.4 million loss on sale and disposition of assets in the second quarter of 2017. Adjusted EBITDA was $56.1 million in the second quarter of 2018 compared with $53.7 million in the second quarter of 2017.

Gross profit in the second quarter of 2018 was $149.3 million compared with $135.4 million in the second quarter of 2017, primarily due to improved product margins in gasoline in the Wholesale segment and station operations within the Gasoline Distribution and Station Operations (GDSO) segment. Combined product margin, which is gross profit adjusted for depreciation allocated to cost of sales, was $169.9 million in the second quarter of 2018 compared with $157.8 million in the second quarter of 2017.

Combined product margin, EBITDA, Adjusted EBITDA, and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three months ended June 30, 2018 and 2017.

GDSO segment product margin was $125.6 million in the second quarter of 2018, an increase of $3.1 million compared with the second quarter of 2017, primarily reflecting the contribution of Honey Farms, partly offset by lower fuel margins.

Wholesale segment product margin was $38.5 million in the second quarter of 2018 compared with $31.2 million in the second quarter of 2017, primarily due to more favorable market conditions in gasoline.

Commercial segment product margin was $5.8 million in the second quarter of 2018 compared with $4.1 million in the same period of 2017, primarily due to an increase in bunkering activity.

Sales in the second quarter of 2018 were $3.1 billion compared with $2.1 billion in the second quarter of 2017 due to increases in prices and in volume sold. GDSO segment sales were $1.2 billion in the second quarter of 2018 compared with $947.6 million in the second quarter of 2017. Wholesale segment sales were $1.6 billion in the second quarter of 2018 compared with $944.7 million in the second quarter of 2017. Commercial segment sales were $321.7 million in the second quarter of 2018 compared with $197.3 million in the second quarter of 2017.

Volume in the second quarter of 2018 was 1.3 billion gallons compared with 1.2 billion gallons in the same period of 2017. GDSO volume was 415.2 million gallons in the second quarter of 2018 compared with 405.4 million gallons in the same period of 2017. Wholesale segment volume was 766.5 million gallons in the second quarter of 2018 compared with 638.6 million gallons in the second quarter of 2017. Commercial segment volume was 155.5 million gallons in the second quarter of 2018 compared with 130.9 million gallons in the same period of 2017.

Recent Highlights

  On July 17, Global acquired the retail fuel and Jiffy Mart-branded convenience store assets of Vermont-based Champlain Oil Company. The purchase price, excluding inventory, was approximately $134 million.
  On July 24, the Partnership acquired 10 company-operated gas stations and T-Bird branded convenience stores from New Hampshire-based Cheshire Oil Company for approximately $32 million, excluding inventory.
  The Partnership completed an offering of 2,760,000 of its 9.75% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units at a price of $25 per unit, which included 360,000 Series A Preferred Units purchased pursuant to the full exercise of the underwriters’ over-allotment option. The offering resulted in net proceeds of approximately $66.8 million (after deducting the underwriting discount), which Global used to reduce indebtedness under its credit agreement.
  Global’s Board of Directors announced an increased quarterly cash distribution of $0.4750 per unit, or $1.90 per unit on an annualized basis, on all of its outstanding common units for the period from April 1 to June 30, 2018. The distribution will be paid on August 14, 2018 to unitholders of record as of the close of business on August 9, 2018.

Business Outlook

“Through organic investments and strategic M&A, we are leveraging our expertise in acquiring, integrating and operating assets,” Slifka said. “We begin the second half of 2018 well positioned financially and operationally to expand our asset base and continue to execute on our growth objectives.”

Global has revised its full-year 2018 EBITDA guidance to a range of $190 million to $215 million compared with a prior range of $180 million to $210 million. This guidance excludes any gain or loss on the sale and disposition of assets, and any goodwill and long-lived asset impairment charges. EBITDA guidance for 2018 also excludes the recognition in the first quarter of 2018 of a one-time gain of approximately $52.6 million as a result of the extinguishment of a contingent liability related to the Volumetric Ethanol Excise Tax Credit, which tax credit program expired in 2011. Based upon the significant passage of time from that 2011 date, including underlying statutes of limitation, as of January 31, 2018 the Partnership determined that the liability was no longer required. This recognition of one-time income did not impact cash flows from operations for the three months ended March 31, 2018 and will not impact cash flows from operations for the year ending December 31, 2018.

The Partnership’s guidance and future performance are based on assumptions regarding market conditions such as the crude oil market, business cycles, demand for petroleum products and renewable fuels, utilization of assets and facilities, weather, credit markets, the regulatory and permitting environment and the forward product pricing curve, which could influence quarterly financial results. The Partnership believes these assumptions are reasonable given currently available information and its assessment of historical trends. Because Global’s assumptions and future performance are subject to a wide range of business risks and uncertainties, the Partnership can provide no assurance that actual performance will fall within guidance ranges.

With respect to 2018 net income and net cash from operating activities, the most comparable financial measures to EBITDA calculated in accordance with GAAP, the Partnership is unable to project either metric without unreasonable effort and for the following reasons: 1) The Partnership is unable to project net income because this metric includes the impact of certain non-cash items, most notably those resulting from the sale of non-strategic sites, which the Partnership is unable to project with any reasonable degree of accuracy; and 2) The Partnership is unable to project net cash from operating activities because this metric includes the impact of changes in commodity prices, including their impact on inventory volume and value, receivables, payables and derivatives, which the Partnership is unable to project with any reasonable degree of accuracy. Please see the "Use of Non-GAAP Financial Measures" section of this news release.

Financial Results Conference Call

Management will review the Partnership’s second-quarter 2018 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET

Dial-in numbers:	(877) 709-8155 (U.S. and Canada)

(201) 689-8881 (International)

The call also will be webcast live and archived on Global’s website.

Use of Non-GAAP Financial Measures

Product Margin

Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels, crude oil and propane, as well as convenience store sales, gasoline station rental income and revenue generated from logistics activities when the Partnership engages in the storage, transloading and shipment of products owned by others. Product costs include the cost of acquiring the refined petroleum products, renewable fuels, crude oil and propane, and all associated costs including shipping and handling costs to bring such products to the point of sale as well as product costs related to convenience store items and costs associated with logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non-GAAP financial measure used by management and external users of the Partnership’s consolidated financial statements to assess its business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures used as supplemental financial measures by management and may be used by external users of Global Partners’ consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, renewable fuels, crude oil and propane, and in the gasoline stations and convenience stores business, without regard to financing methods and capital structure; and
  viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA is EBITDA further adjusted for gains or losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for the Partnership’s limited partners since it serves as an indicator of success in providing a cash return on their investment. Distributable cash flow as defined by the Partnership’s partnership agreement is net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the board of directors of the Partnership’s general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow.

Distributable cash flow as used in our partnership agreement also determines our ability to make cash distributions on our incentive distribution rights. The investment community also uses a distributable cash flow metric similar to the metric used in our partnership agreement with respect to publicly traded partnerships to indicate whether or not such partnerships have generated sufficient earnings on a current or historic level that can sustain distributions on preferred or common units or support an increase in quarterly cash distributions on common units. Our partnership agreement does not permit adjustments for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

Distributable cash flow should not be considered as an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

About Global Partners LP

Global Partners is a midstream logistics and marketing master limited partnership that owns, controls or has access to one of the largest terminal networks of petroleum products and renewable fuels in the Northeast. With approximately 1,600 locations, primarily in the Northeast, Global is one of the largest regional independent owners, suppliers and operators of gasoline stations and convenience stores. Global is also one of the largest distributors of gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers in New England and New York. The Partnership is also engaged in the transportation of petroleum products and renewable fuels by rail from the mid-continental U.S. and Canada. For additional information, visit www.globalp.com.

Forward-looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on Global Partners’ current expectations and beliefs concerning future developments and their potential effect on the Partnership. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. All comments concerning the Partnership’s expectations for future revenues and operating results are based on forecasts for its existing operations and do not include the potential impact of any future acquisitions. Forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and present expectations or projections.

For additional information regarding known material factors that could cause actual results to differ from the Partnership’s projected results, please see Global Partners’ filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Sales	$3,126,575	$2,089,530	$5,929,466	$4,360,314
Cost of sales	2,977,314	1,954,168	5,635,875	4,084,925
Gross profit	149,261	135,362	293,591	275,389

Costs and operating expenses:
Selling, general and administrative expenses	39,954	34,679	79,320	71,466
Operating expenses	76,218	71,169	150,267	138,382
Gain on trustee taxes	-	-	(52,627)	-
Amortization expense	2,437	2,260	4,905	4,521
Net loss (gain) on sale and disposition of assets	3,033	2,381	4,900	(9,481)
Total costs and operating expenses	121,642	110,489	186,765	204,888

Operating income	27,619	24,873	106,826	70,501

Interest expense	(21,613)	(21,923)	(43,058)	(45,210)

Income before income tax benefit (expense)	6,006	2,950	63,768	25,291

Income tax benefit (expense)	16	(959)	929	(795)

Net income	6,022	1,991	64,697	24,496

Net loss attributable to noncontrolling interest	391	383	758	824

Net income attributable to Global Partners LP	6,413	2,374	65,455	25,320

Less: General partner's interest in net income, including
incentive distribution rights	110	16	506	170

Limited partners' interest in net income	$6,303	$2,358	$64,949	$25,150

Basic net income per limited partner unit (1)	$0.19	$0.07	$1.93	$0.75

Diluted net income per limited partner unit (1)	$0.19	$0.07	$1.92	$0.75

Basic weighted average limited partner units outstanding	33,652	33,554	33,652	33,554

Diluted weighted average limited partner units outstanding	33,863	33,652	33,831	33,619

(1) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income is assumed to be allocated to the limited partners' interest and to the General Partner's general partner interest. Limited partners' interest in net income is divided by the weighted average limited partner units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$7,482	$14,858
Accounts receivable, net	423,225	417,263
Accounts receivable - affiliates	4,057	3,773
Inventories	338,320	350,743
Brokerage margin deposits	6,871	9,681
Derivative assets	12,805	3,840
Prepaid expenses and other current assets	85,117	77,977
Total current assets	877,877	878,135

Property and equipment, net	1,005,929	1,036,667
Intangible assets, net	51,459	56,545
Goodwill	310,855	312,401
Other assets	32,837	36,421

Total assets	$2,278,957	$2,320,169

Liabilities and partners' equity
Current liabilities:
Accounts payable	$256,768	$313,412
Working capital revolving credit facility - current portion	198,000	126,700
Environmental liabilities - current portion	5,004	5,009
Trustee taxes payable	43,699	110,321
Accrued expenses and other current liabilities	89,789	99,507
Derivative liabilities	14,764	13,708
Total current liabilities	608,024	668,657

Working capital revolving credit facility - less current portion	100,000	100,000
Revolving credit facility	185,000	196,000
Senior notes	663,116	661,774
Environmental liabilities - less current portion	50,333	52,968
Financing obligations	150,223	150,334
Deferred tax liabilities	38,607	40,105
Other long-term liabilities	53,672	56,013
Total liabilities	1,848,975	1,925,851

Partners' equity
Global Partners LP equity	427,375	390,953
Noncontrolling interest	2,607	3,365
Total partners' equity	429,982	394,318

Total liabilities and partners' equity	$2,278,957	$2,320,169

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Reconciliation of gross profit to product margin
Wholesale segment:
Gasoline and gasoline blendstocks	$23,450	$18,608	$48,837	$33,993
Crude oil	5,418	4,761	10,491	11,653
Other oils and related products	9,615	7,828	26,302	37,701
Total	38,483	31,197	85,630	83,347
Gasoline Distribution and Station Operations segment:
Gasoline distribution	76,954	79,283	147,099	146,438
Station operations	48,680	43,242	92,214	82,137
Total	125,634	122,525	239,313	228,575
Commercial segment	5,809	4,124	11,046	8,313
Combined product margin	169,926	157,846	335,989	320,235
Depreciation allocated to cost of sales	(20,665)	(22,484)	(42,398)	(44,846)
Gross profit	$149,261	$135,362	$293,591	$275,389

Reconciliation of net income to EBITDA and Adjusted EBITDA
Net income	$6,022	$1,991	$64,697	$24,496
Net loss attributable to noncontrolling interest	391	383	758	824
Net income attributable to Global Partners LP	6,413	2,374	65,455	25,320
Depreciation and amortization, excluding the impact of noncontrolling interest	25,054	26,036	51,173	51,887
Interest expense, excluding the impact of noncontrolling interest	21,613	21,923	43,058	45,210
Income tax (benefit) expense	(16)	959	(929)	795
EBITDA	53,064	51,292	158,757	123,212
Net loss (gain) on sale and disposition of assets	3,033	2,381	4,900	(9,481)
Adjusted EBITDA (1)	$56,097	$53,673	$163,657	$113,731

Reconciliation of net cash provided by (used in) operating activities to EBITDA and Adjusted EBITDA
Net cash provided by (used in) operating activities	$87,488	$92,362	$(16,226)	$209,927
Net changes in operating assets and liabilities and certain non-cash items	(56,124)	(63,822)	132,747	(132,518)
Net cash from operating activities and changes in operating
assets and liabilities attributable to noncontrolling interest	103	(130)	107	(202)
Interest expense, excluding the impact of noncontrolling interest	21,613	21,923	43,058	45,210
Income tax (benefit) expense	(16)	959	(929)	795
EBITDA	53,064	51,292	158,757	123,212
Net loss (gain) on sale and disposition of assets	3,033	2,381	4,900	(9,481)
Adjusted EBITDA (1)	$56,097	$53,673	$163,657	$113,731

Reconciliation of net income to distributable cash flow
Net income	$6,022	$1,991	$64,697	$24,496
Net loss attributable to noncontrolling interest	391	383	758	824
Net income attributable to Global Partners LP	6,413	2,374	65,455	25,320
Depreciation and amortization, excluding the impact of noncontrolling interest	25,054	26,036	51,173	51,887
Amortization of deferred financing fees and senior notes discount	1,717	1,780	3,430	3,671
Amortization of routine bank refinancing fees	(1,022)	(1,063)	(2,044)	(2,230)
Maintenance capital expenditures, excluding the impact of noncontrolling interest	(11,162)	(7,338)	(17,244)	(12,685)
Distributable cash flow (2)(3)	$21,000	$21,789	$100,770	$65,963

Reconciliation of net cash provided by (used in) operating activities to distributable cash flow
Net cash provided by (used in) operating activities	$87,488	$92,362	$(16,226)	$209,927
Net changes in operating assets and liabilities and certain non-cash items	(56,124)	(63,822)	132,747	(132,518)
Net cash from operating activities and changes in operating
assets and liabilities attributable to noncontrolling interest	103	(130)	107	(202)
Amortization of deferred financing fees and senior notes discount	1,717	1,780	3,430	3,671
Amortization of routine bank refinancing fees	(1,022)	(1,063)	(2,044)	(2,230)
Maintenance capital expenditures, excluding the impact of noncontrolling interest	(11,162)	(7,338)	(17,244)	(12,685)
Distributable cash flow (2)(3)	$21,000	$21,789	$100,770	$65,963

(1) Adjusted EBITDA for the six months ended June 30, 2018 includes a one-time gain of approximately $52.6 million as a result of the extinguishment of a contingent liability related to a Volumetric Ethanol Excise Tax Credit.

(2) As defined by the Partnership's partnership agreement, distributable cash flow is not adjusted for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

(3) Distributable cash flow includes a net loss on sale and disposition of assets of $3.0 million and $2.4 million for the three months ended June 30, 2018 and 2017, respectively, and $4.9 million and $4.7 million for the six months ended June 30, 2018 and 2017, respectively. Excluding the loss on sale and disposition of assets, distributable cash flow would have been $24.0 million and $24.2 million for the three months ended June 30, 2018 and 2017, respectively, and $105.7 million and $70.7 million for the six months ended June 30, 2018 and 2017, respectively. For the six months ended June 30, 2018, distributable cash flow also includes a one-time gain of approximately $52.6 million as a result of the extinguishment of a contingent liability related to a Volumetric Ethanol Excise Tax Credit. For the six months ended June 30, 2017, distributable cash flow also includes a $14.2 million gain on the sale of the Partnership's natural gas marketing and electricity brokerage businesses in February 2017.

CONTACT:
Global Partners LP
Daphne H. Foster, 781-894-8800
Chief Financial Officer
or
Edward J. Faneuil, 781-894-8800
Executive Vice President, General Counsel and Secretary